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Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11
GST TELECOM INC., et al.,	Case No. 00-1982 (GMS)
Debtors.	Jointly Administered

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
CONFIRMING FIRST AMENDED JOINT PLAN OF LIQUIDATION OF
GST TELECOM INC., ET AL., AS MODIFIED

INTRODUCTION

        The above-captioned debtors and debtors in possession (collectively, the "Debtors") having proposed the First Amended Joint Plan of Liquidation of GST Telecom Inc., et al., dated December 3, 2001, as modified by the Further Amended and Restated Modifications to the Debtors' First Amended Joint Plan of Liquidation filed with the Court on February 6, 2002 (the "Modifications"), and as described herein (the "Plan");(1) the Court having entered its Order Under 11 U.S.C. §§ 105(a), 1125(b) and 1126(b) and Fed. R. Bankr. P. 2002, 3017, 3018 and 3020 Approving (i) Form and Manner of Notice of Disclosure Statement Hearing, (ii) Adequacy of Disclosure Statement, (iii) Solicitation Procedures for Confirmation of the Joint Plan of Liquidation, (iv) Form and Manner of Notice of Confirmation Hearing and (v) Directing Banks and Brokerages To Distribute Materials to Current and Certain Former Beneficial Owners (the "Disclosure Statement Order") dated December 4, 2001, by which the Court, among other things, approved the Debtors' proposed disclosure statement with respect to the Plan (the "Disclosure Statement"), established procedures for the solicitation and tabulation of votes to accept or reject the Plan, scheduled a hearing on confirmation of the Plan and approved related notice procedures; Logan & Company, Inc., the Court-appointed voting and tabulation agent in respect of the Plan, having filed the Affidavit of Kathleen M. Logan Certifying Tabulation of Ballots Accepting and Rejecting the Debtors' First Amended Joint Plan of Reorganization (the "Voting Affidavit") on January 4, 2002; the Court having established in the Disclosure Statement Order January 7, 2002 at 10:00 a.m., as the date and time of the hearing pursuant to section 1129 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the "Bankruptcy Code"), to consider confirmation of the Plan, and the Court having continued such hearing to February 12, 2002 at 10:00 a.m. (the "Confirmation Hearing"); affidavits of service of the solicitation materials with respect to the Plan having been executed by Kathleen M. Logan with respect to the mailing of notice of the Confirmation Hearing and solicitation materials in respect of the Plan in accordance with the Disclosure Statement Order (collectively, the "Affidavits of Service") and having been filed with the Court on or about December 20, 2001; affidavits of publication of the Notice of (A) (1) Approval of Disclosure Statement; (2) Hearing on Confirmation of Plan; (3) Deadline and Procedure for Filing Objections to Confirmation of Plan; (4) Treatment of Certain Unliquidated, Contingent or Disputed Claims for Voting and Distribution Purposes; (5) Record Date; and (6) Voting Deadline for Receipt of Ballots (collectively, the "Affidavits of Publication") having been filed with the Court on January 8, 2002 with respect to the publication of notice of the Confirmation Hearing and certain related matters in the national editions of The Wall Street Journal, The New York Times and The Globe and Mail in accordance with the Disclosure Statement Order; four objections to confirmation of the Plan (the "Objections") having been filed; the Debtors having filed a response to the Objection of the State of Washington (the "Response") on January 29, 2002; the Court having reviewed the Plan, the Disclosure Statement, the Disclosure Statement Order, the Voting Affidavit, the Affidavits of Service, the Affidavits of Publication, the Objections, the Response and the other papers before the Court in connection with the confirmation of the Plan; the Court having heard the statements of counsel in support of and in opposition to confirmation at the Confirmation Hearing, as reflected in the record at the Confirmation Hearing; the Court having considered all testimony presented and evidence admitted at the Confirmation Hearing; the Court having taken judicial notice of the papers and pleadings on file in these chapter 11 cases; and the Court finding that (i) notice of the Confirmation Hearing and the opportunity of any party in interest to object to Confirmation was adequate and appropriate, in accordance with Bankruptcy Rule 2002(b) and the Disclosure Statement Order, as to all parties to be affected by the Plan and the transactions contemplated thereby and (ii) the legal and factual bases set forth in the applicable papers and at the Confirmation Hearing, and as set forth in this Confirmation Order, establish just cause for the relief granted herein; the Court hereby makes the following Findings of Fact, Conclusions of Law and Order:(2)

(1)
Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan. The rules of interpretation set forth in Section I.C of the Plan shall apply to these Findings of Fact, Conclusions of Law and Order (this "Confirmation Order"). In addition, in accordance with Section I.A of the Plan, any term used in the Plan or this Confirmation Order that is not defined in the Plan or this Confirmation Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules (each as hereinafter defined), shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. If there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. A copy of the Plan (including the Modifications thereto but without the exhibits thereto) is attached hereto as Exhibit A and incorporated herein by reference.

(2)
This Confirmation Order constitutes the Court's findings of fact and conclusions of law under Fed. R. Civ. P. 52, as made applicable herein by Bankruptcy Rules 7052 and 9014. Any finding of fact shall constitute a finding of fact even if it is stated as a conclusion of law, and any conclusion of law shall constitute a conclusion of law even if it is stated as a finding of fact.

I.    FINDINGS OF FACT.

  A.    JURISDICTION AND CORE PROCEEDING.

        The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code.

  B.    VENUE.

        On May 17, 2000 (the "Petition Date"), the 44 Debtors commenced their respective reorganization cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. GST Telecommunications, Inc. ("GST Telecommunications") is a federally-chartered Canadian corporation and is the direct parent or affiliate of each of the other Debtors, including GST Telecom Inc. ("GST Telecom") and GST USA, Inc. ("GST USA"). GST Telecom and GST USA are each domiciled in Delaware and venue for their chapter 11 cases is appropriate under 28 U.S.C. § 1408(1). GST Telecommunications and the remaining Debtors are affiliates, as such term is defined in 11 U.S.C. § 101(2) and used in 28 U.S.C. § 1408(2), of both GST Telecom and GST USA and, as such, venue for their chapter 11 cases is appropriate under 28 U.S.C. § 1408(2), and for those domiciled in Delaware, also under 28 U.S.C. § 1408(1).

        Accordingly, pursuant to 28 U.S.C. §1408, venue in the District of Delaware was proper as of the Petition Date and continues to be proper.

  C.    COMPLIANCE WITH THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE.

    1.
    Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

            The Plan complies with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(l) of the Bankruptcy Code, including sections 1122 and 1123 of the Bankruptcy Code.

    a.
    Sections 1122 and 1123(a)(1)-(4)—Classification and Treatment of Claims and Interests.

            The Plan constitutes a separate plan of liquidation for each of the Debtors under the Plan. Pursuant to sections 1122(a) and 1123(a)(l) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Interests, other than DIP Facility Claims, Administrative Claims and Priority Tax Claims.(3) As required by section 1122(a), each Class of Claims and Interests for each Debtor contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class for such Debtor. The Plan contains seven Classes of Claims and Interests, designated as Classes 1 through 7. Class 3 is further subclassified into two subclasses, designated as Class 3A and Class 3B. Class 4 is further subclassified into three subclasses, designated as Class 4A, Class 4B and Class 4C. Pursuant to Sections 3.3 and 3.4 of the Plan, each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code. Such classification is proper under section 1122(a) of the Bankruptcy Code because such Claims and Interests have differing rights among each other and against the Debtors' assets or differing interests in the Debtors. Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article IV of the Plan specifies all Classes of Claims and Interests that are not Impaired under the Plan and specifies all Classes of Claims and Interests that are Impaired under the Plan. Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article V of the Plan specifies the treatment of all Claims and Interests under the Plan. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article V of the Plan also provides the same treatment for each Claim or Interest within a particular Class, unless the holder of a Claim or Interest agrees to less favorable treatment of its Claim or Interest. The Plan therefore complies with sections 1122 and 1123(a)(1)-(4) of the Bankruptcy Code.

(3)
Pursuant to section 1123(a)(1) of the Bankruptcy Code, classes of DIP Facility Claims, Administrative Claims and Priority Tax Claims are not required to be classified.

  b.
  Section 1123(a)(5)—Adequate Means for Implementation of the Plan.

            Article VII and various other provisions of the Plan provide adequate means for the Plan's implementation. Those provisions relate to, among other things: (i) the continued corporate existence of the Debtors for the purposes set forth in Section 7.1 of the Plan; (ii) the cancellation of the Debtors' various Indentures and the cancellation of liens relating to the Secured Indentures; (iii) the continued vesting of assets in the Debtors; (iv) the engagement of a Plan Administrator; (v) the post-confirmation operations of the Debtors; (vi) the treatment of post-confirmation professional fees and expenses; (vii) the post-Effective Date reporting by the Debtors; (viii) the treatment of post-Effective Date Indemnification Claims; (ix) the post-confirmation funding of the Debtors and the Plan; (x) the use of post-confirmation accounts; (xi) the dissolution of the Debtors; and (xii) the closing of the Chapter 11 Cases. The Plan therefore complies with section 1123(a)(5) of the Bankruptcy Code.

    c.
    Section 1123(a)(6)—Prohibition Against the Issuance of Nonvoting Equity Securities and Adequate Provisions for Voting Power of Classes of Securities.

            Because the Plan contemplates the (i) liquidation of all of the Debtors' assets, (ii) dissolution of the Debtors' corporate existences after all distributions are made, (iii) cancellation of all Interests in the Debtors under Section 5.7 of the Plan, and (iv) the issuance of no new securities, the Plan does not expressly provide for the inclusion in the charters of the Debtors a provision prohibiting the issuance of nonvoting equity securities. Nonetheless, because the Plan does not provide for the issuance of any securities, the issuance of nonvoting securities is impossible. Therefore, the Plan satisfies the requirement of section 1123(a)(6) of the Bankruptcy Code.

    d.
    Section 1123(a)(7)—Selection of Directors and Officers in a Manner Consistent with the Interest of Creditors and Equity Security Holders and Public Policy.

            Section 7.4 of the Plan provides that upon the Confirmation Date, a Plan Administrator will be appointed and will act as sole director in lieu of a board of directors. The Plan therefore complies with section 1123(a)(7) of the Bankruptcy Code, as appropriate for a liquidating plan, in a manner consistent with the interests of creditors and equity security holders and public policy.

    e.
    Section 1123(b)(1)-(2)—Impairment of Claims and Interests and Assumption, Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases.

            In accordance with section 1123(b)(l) of the Bankruptcy Code, Article IV of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests. In accordance with section 1123(b)(2) of the Bankruptcy Code, Article VI of the Plan provides for the rejection of the executory contracts and unexpired leases of the Debtors that have not been previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Court or which have not been subject to an order of Court with respect to such executory contract's or unexpired lease's assumption, assumption and assignment or rejection at a later date; except, however, those executory contacts or unexpired leases specifically designated by the Debtors to be assumed in Exhibit E to the Disclosure Statement, as amended by the Notice of Amendment to Exhibit E to Disclosure Statement filed with this Court on January 25, 2002 ("Amended Exhibit E"). The Plan is therefore consistent with sections 1123(b)(1)-(2) of the Bankruptcy Code.

    f.
    Section 1123(b)(3)—Retention, Enforcement and Settlement of Claims held by the Debtors.

            Sections 12.6 through 12.8 of the Plan set forth certain general releases, subject to Article IX of the Plan which provides for the preservation of certain claims, rights and causes of action by the Debtors. Unless otherwise ordered by the Court after notice and a hearing, and except as otherwise set forth herein with respect to objections to Administrative Claims, Claims for Taxes and Claims arising from rejections of executory contracts and unexpired leases, GST shall have the exclusive right (except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code) to make and file objections to Claims and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than sixty (60) days after the Effective Date. From and after the Confirmation Date, all objections shall be litigated to a Final Order except to the extent GST elects to withdraw any such objection or GST and the claimant elect to compromise, settle or otherwise resolve any such objection, in which event they may settle, compromise or otherwise resolve any Disputed Claim without approval of the Court. In light of the foregoing, the Plan is consistent with section 1123(b)(3) of the Bankruptcy Code.

    g.
    Section 1123(b)(4)—Sale of All or Substantially All of the Property of the Estate.

            Consistent with section 1123(b)(4) of the Bankruptcy Code, the Plan effectuates the distribution of the proceeds of the sale of all property of the estates under the Plan or previous sale orders of the Court. Such previous orders have been held by the Court to be in furtherance of the Plan and are entitled to appropriate treatment under the Bankruptcy Code. The Plan is therefore in compliance with section 1123(b)(4) of the Bankruptcy Code.

    h.
    Section 1123(b)(5)—Modification of the Rights of Holders of Claims.

            Article V of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of each Class of Claims, and therefore, the Plan is in compliance with section 1123(b)(5) of the Bankruptcy Code.

    i.
    Section 1123(b)(6)—Other Provisions Not Inconsistent with Applicable Provisions of the Bankruptcy Code.

            The Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including: (i) the provisions of Article VII of the Plan regarding the means for implementing the Plan; (ii) the provisions of Article VI of the Plan governing the assumption, assumption and assignment or rejection of executory contracts and unexpired Leases; (iii) the provisions of Article X of the Plan governing distributions on account of Allowed Claims, particularly as to the timing and calculation of amounts to be distributed; (iv) the provisions of Section 10.14 of the Plan establishing the Disputed Claims Reserve and making distributions on account of Disputed Claims once resolved; (v) the provisions of Section 15.1 of the Plan with respect to the substantive consolidation of the Debtors with respect to unsecured claims; (vi) the provisions of Section 12.5 of the Plan regarding the injunction with respect to claims and interests treated under the Plan; and (vii) the provisions of Article XIII of the Plan regarding retention of jurisdiction by the Court over certain matters after the Effective Date. The Plan is therefore in compliance with section 1123(b)(6) of the Bankruptcy Code.

    j.
    Section 1123(d)—Cure of Defaults.

            Section 6.2 of the Plan provides for the satisfaction of cure amounts associated with each executory contact and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(l) of the Bankruptcy Code. The Debtors calculated the cure amounts set forth on Amended Exhibit E to the Disclosure Statement by reviewing the agreements and applicable nonbankruptcy law. The non-Debtor parties were given the opportunity to object to such cure amounts. There having been no objections, all cure amounts will be as set forth in Amended Exhibit E to the Disclosure Statement. The Plan is therefore in compliance with section 1123(d) of the Bankruptcy Code.

    2.
    Section 1129(a)(2)—Compliance with Applicable Provisions of the Bankruptcy Code.

            The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018. The Disclosure Statement and the procedures by which the ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018 and the Disclosure Statement Order. Consistent with Section 12.4 of the Plan, the Debtors and their respective members, officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers, or agents, as applicable, have acted in "good faith," within the meaning of section 1125(e) of the Bankruptcy Code. The Plan therefore complies with section 1129(a)(2) of the Bankruptcy Code.

    3.
    Section 1129(a)(3)—Proposal of the Plan in Good Faith.

            The Debtors proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based on the evidence presented at the Confirmation Hearing, the Court finds and concludes that the Plan, the settlements encompassed in the Plan, and the sales in furtherance of the Plan have been proposed with the legitimate and honest purpose of liquidating the Debtors' estates and maximizing the returns available to creditors of the Debtors. Moreover, the Plan itself and the arms' length negotiations among the Debtors, the Creditors' Committee and the Debtors' other constituencies leading to the Plan's formulation, as well as the overwhelming support of creditors for the Plan, provide independent evidence of the Debtors' good faith in proposing the Plan.

    4.
    Section 1129(a)(4)—Bankruptcy Court Approval of Certain Payments as Reasonable.

            a.    Section 2.4 of the Plan provides that the Debtors shall pay all amounts owing to the Professionals for all outstanding Professional Claims relating to prior periods and for the period within which the Effective Date occurs. The Professionals shall estimate Professional Claims due for periods that have not been billed as of the Effective Date. Within 60 days after the Effective Date, a Professional receiving payment for the estimated period shall submit to the Court and the Plan Administrator a detailed invoice covering such period in the manner and providing the detail as set forth in the Fee Order and remit any overpayment to the Plan Administrator. The Plan Administrator will pay any undisputed underpayment as set forth in the invoice within 10 days of receipt of the detailed invoice.

            The Court will review the reasonableness of such applications under sections 328 and 330 of the Bankruptcy Code and any applicable case law. Pursuant to the Fee Order, the Court has authorized periodic payment of the fees and expenses of Professionals incurred in connection with these chapter 11 cases. All such fees and expenses, however, remain subject to final review for reasonableness by the Court. In addition to the foregoing, Section 2.4(c) of the Plan sets forth special provisions regarding the payment of the Indenture Trustees' Expenses, which satisfy the requirements of section 1129(a)(4) of the Bankruptcy Code.

            Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate.

            b.    In connection with the foregoing, Article XIII of the Plan provides that the Court will retain jurisdiction after the Effective Date to hear and determine, among other things, all applications for or objections to allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan.

            c.    In light of the foregoing, the Plan complies with section 1129(a)(4) of the Bankruptcy Code.

    5.
    Section 1129(a)(5)—Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy.

            Section 7.4 of the Plan provides that on and after the Confirmation Date, a Plan Administrator will be appointed and will act as sole director and in lieu of a board of directors. Section 7.4 discloses the identity of the Plan Administrator, Bruce D. Becker. The Disclosure Statement, including Exhibit F thereto, sets forth the compensation of the Plan Administrator. The appointment of the Plan Administrator is consistent with the interests of holders of Claims and Interests and with public policy. The Plan therefore complies with section 1129(a)(5) of the Bankruptcy Code.

  6.
  Section 1129(a)(6)—Approval of Rate Changes.

          After the Confirmation Date, the Debtors will not have any businesses involving the establishment of rates over which any regulatory commission has or will have jurisdiction. Therefore, the provisions of section 1129(a)(6) do not apply to the Plan.

  7.
  Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.

          With respect to each Impaired Class of Claims or Interests of the Debtors, each holder of a Claim or Interest in such Impaired Class has accepted or is deemed to have accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. The Plan therefore complies with section 1129(a)(7) of the Bankruptcy Code.

  8.
  Section 1129(a)(8)—Acceptance of the Plan by Each Impaired Class.

          Pursuant to sections 1124 and 1126 of the Bankruptcy Code: (a) as indicated in Section 4.1 of the Plan, Class 1 is not Impaired by the Plan; (b) pursuant to the Plan's terms, Class 1 is deemed to have accepted the Plan; and (c) as indicated in the Voting Affidavit, the requisite number and amount of creditors and claims in classes 2, 3A, 3B, 4A, 4B, and 4C required by section 1126(c) of the Bankruptcy Code voted to accept the Plan. Because the holders of Claims and Interests in Classes 5, 6 and 7 will not receive or retain any property on account of such Claims or Interests, Classes 5, 6 and 7 are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Notwithstanding the lack of compliance with section 1129(a)(8) of the Bankruptcy Code with respect to Classes 5, 6 and 7, the Plan is confirmable because, as described in Section I.B.14 below, the Plan, as modified, satisfies the "cramdown" requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes. The Plan therefore complies with section 1129(a)(8) of the Bankruptcy Code.

  9.
  Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

            a.    Article II of the Plan provides for treatment of Allowed DIP Facility Claims, Administrative Claims and Priority Tax Claims, subject to certain bar date provisions consistent with Bankruptcy Rules 3002 and 3003, in the manner required by section 1129(a)(9) of the Bankruptcy Code.

            b.    Except as set forth in Section I.C.9.c of this Order, pursuant to Section 2.2 of the Plan, each holder of an Allowed Administrative Claim or DIP Facility Claim will receive on account of such Allowed Claim and in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Claim, (a) Cash equal to the unpaid portion of such Allowed Claim, or (b) such other treatment as to which the Debtors and the holder of such Allowed Claim have agreed upon in writing.

            c.    Pursuant to Section 2.2 of the Plan, Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreement or course of dealing relating thereto and Professional Claims shall be paid in accordance with Section 2.4 of the Plan.

            d.    Pursuant to Section 2.4 of the Plan, Allowed Administrative Claims and fee and expense Claims for services rendered under the respective Prepetition Indentures prior to the Effective Date of each Indenture Trustee will be paid pursuant to Sections 2.4 and 10.3 of the Plan.

            e.    Under Section 2.5 of the Plan, each holder of an Allowed Priority Tax Claim, at the sole option of the relevant Debtor, shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, (i) in accordance with Bankruptcy Code section 1129(a)(9)(C), equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance, compounded annually from the Effective Date, calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date; (ii) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors, provided such treatment is on more favorable terms to the Debtors, as the case may be, than the treatment set forth in paragraph (a) of Section 2.5 of the Plan; or (iii) payment in full.

            f.      Pursuant to Section 2.6.2 of the Plan, notwithstanding the provisions of Section 2.5 of the Plan, the holders of Claims for Taxes for which no bar date was previously established by order of this Court must assert such Claims by the bar date established therein. The holders of such Claims against the Debtors or the Debtors' property will be subject to treatment under the Plan, and the holders of such Claims otherwise will not be entitled to assess or attempt to collect such Claims from the Debtors, the Creditor Releasees, their property, or any property transferred pursuant to sale orders of this Court made in furtherance of the Plan.

            g.    Pursuant to Section 5.1 of the Plan, each holder of an Allowed Other Priority Claim will receive cash equal to the amount of such claim on the Effective Date, or such other treatment as to which the Debtors and the holder of such Allowed Other Priority Claim have agreed upon in writing.

            h.    In light of the foregoing, the Plan complies with section 1129(a)(9) of the Bankruptcy Code.

  10.
  Section 1129(a)(10)—Acceptance by At Least One Impaired Non-Insider Class.

          As indicated in the Voting Affidavit and as reflected in the record of the Confirmation Hearing, at least one non-insider Class of Claims or Interests that is Impaired under the Plan has voted to accept the Plan. The Plan therefore complies with section 1129(a)(10) of the Bankruptcy Code.

  11.
  Section 1129(a)(11) Feasibility of the Plan.

          Because the Plan sets forth means of payment in accordance with the Bankruptcy Code and the Bankruptcy Rules, it is feasible. As the Plan itself provides for the liquidation of all of the Debtors' remaining assets, confirmation cannot be followed by any liquidation in addition to that prescribed by the Plan, nor would confirmation be followed by the need for further financial reorganization. The Plan therefore complies with section 1129(a)(11) of the Bankruptcy Code.

  12.
  Section 1129(a)(12)—Payment of Bankruptcy Fees.

          Section 2.3 of the Plan provides that, on or before the Effective Date, all fees due and payable pursuant to 28 U.S.C. § 1930, as determined by the Court at the Confirmation Hearing, shall be paid in full, in Cash. The Plan therefore complies with section 1129(a)(12) of the Bankruptcy Code.

  13.
  Section 1129(a)(13)—Retiree Benefits.

          The Debtors are not obligated to pay retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) and thus are in compliance with section 1129(a)(13) of the Bankruptcy Code.

  14.
  Section 1129(b)—Confirmation of the Plan Over the Non-Acceptance of Impaired Classes.

          Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that Claims and Interests in Classes 5, 6 and 7 are Impaired and are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code. Other than the requirement in section 1129(a)(8) of the Bankruptcy Code with respect to Classes 5, 6 and 7, all of the requirements of section 1129(a) of the Bankruptcy Code have been met. The Plan does not discriminate unfairly and is fair and equitable with respect to Classes 5, 6 and 7. No holders of Claims and Interests junior to the Claims and Interests in Classes 5, 6 and 7 will receive or retain any property on account of their Claims and Interests, and no holders of Claims or Interests senior to the Claims and Interests in Classes 5, 6 and 7 are receiving more than full payment on account of the Claims and Interests in such Classes. The Plan therefore complies with section 1129(b) of the Bankruptcy Code.

  15.
  Bankruptcy Rule 3016(a).

          The Plan and Modifications are dated and identify the entities submitting the Plan and the Modifications. The Plan therefore complies with Bankruptcy Rule 3016(a).

  16.
  Section 1129(d)—Purpose of Plan.

          The primary purpose of the Plan is not avoidance of taxes or avoidance of the requirements of Section 5 of the Securities Act, and there has been no objection filed by any governmental unit asserting such avoidance. The Plan therefore complies with section 1129(d) of the Bankruptcy Code.

II.
CONCLUSIONS OF LAW.

  A.    JURISDICTION AND VENUE.

        The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue of the Chapter 11 Cases in the United States District Court for the District of Delaware was proper as of the Petition Date, pursuant to 28 U.S.C. § 1408, and continues to be proper.

  B.    MODIFICATIONS OF THE PLAN.

          1.    The notice provided by the Debtors of the Modifications was adequate and appropriate under the circumstances and, accordingly, is approved. The Modifications: (1) comply in all respects with section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and all other provisions of the Bankruptcy Code, and (2) do not adversely change the treatment under the Plan of any Claims or Interests. In light of the technical or immaterial nature of each of the Modifications, no additional disclosure under section 1125 of the Bankruptcy Code is required with respect to the Modifications. Accordingly, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Interests that have accepted or are conclusively presumed to have accepted the Plan as filed on December 3, 2001 are deemed to have accepted the Plan, as modified by the Modifications.

          @@2.    In addition to the Modifications, the Plan is hereby modified as follows:

            a.    The third paragraph of Section 12.6 of the Plan is hereby deleted in its entirety and replaced with the following:

              The transfer of the assets and properties to the Purchasers, including Time Warner Telecom Inc., as part of the Asset Sales constituted sales in contemplation of this Plan. Accordingly, the sales of such assets and properties to the Purchasers, including Time Warner Telecom Inc., are transfers made pursuant to section 1146(c) of the Bankruptcy Code. Pursuant to section 1146 of the Bankruptcy Code, the Asset Sales and the assets and properties acquired in connection therewith may not be taxed under any law imposing a stamp or similar tax. Accordingly, all Persons who have held, hold or may hold claims, rights or causes of action for stamp or similar taxes, regardless of whether such Person has voted to accept the Plan, and any successors, assigns or representatives of the foregoing, shall be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any stamp or similar tax against the Debtors, the Purchasers (including Time Warner Telecom Inc.), or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or other means with respect to any stamp or similar tax against the Debtors, the Purchasers (including Time Warner Telecom Inc.), or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales and (d) asserting any Claims for stamp or similar taxes that are held unenforceable hereby.

            b.    The following new Section 12.9 is hereby added to the Plan following Section 12.8:

              Notwithstanding anything set forth in this Plan to the contrary, including, without limitation, anything in Section 12.7 hereof to the contrary, nothing in the Plan shall be deemed to constitute a release by any Person who did not vote in favor of the Plan of any claim, right or cause of action against any non-Debtor.@@

  C.    EXEMPTIONS FROM TAXATION.

        The transfer of the assets and properties to the Purchasers, including Time Warner Telecom Inc., as part of the Asset Sales, constituted sales in contemplation of the Plan. Accordingly, the sales of such assets and properties to the Purchasers, including Time Warner Telecom Inc., are transfers made pursuant to section 1146(c) of the Bankruptcy Code. Pursuant to section 1146(c) of the Bankruptcy Code, the Asset Sales and the assets and properties acquired in connection therewith may not be taxed under any law imposing a "stamp or similar tax." The meaning of "stamp or similar tax" in this Order and the Plan shall be interpreted as set forth in this Court's Memorandum and Order dated March 20, 2002; provided, however, that if such Memorandum and Order is altered on appeal or otherwise, the interpretation of the highest court to have entered an order with respect to such Memorandum and Order on appeal shall apply. Nothing set forth in this Order shall be deemed a waiver of the Debtors' right to appeal the meaning of "stamp or similar tax" set forth in the Memorandum and Order dated March 20, 2002.

  D.    COMPLIANCE WITH SECTION 1129 OF THE BANKRUPTCY CODE.

        As set forth in Section I.B above, the Plan complies in all respects with the applicable requirements of section 1129 of the Bankruptcy Code.

  E.
  APPROVAL OF THE SETTLEMENTS AND RELEASES PROVIDED UNDER THE PLAN AND CERTAIN OTHER MATTERS.

          1.    Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the settlements, compromises, releases, exculpations, limitations of liability, waivers, discharges and injunctions set forth in the Plan, including Sections 12.4 to 12.8 of the Plan, (a) are approved as integral parts of the Plan; (b) are fair, equitable, reasonable and in the best interests of the Debtors and their respective Estates and the holders of Claims and Interests; (c) are approved as fair, equitable and reasonable, pursuant to, among other authorities, section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a); (d) set forth the appropriate standard of liability for the parties being released; and (e) are effective and binding in accordance with their terms.

          2.    In approving the releases, exculpations, limitations of liability, waivers, discharges and injunctions as described above, the Court has considered: (a) whether an identity of interest between the Debtors and the releasees exists, such that a suit against the releasees is a suit against the Debtors or would deplete assets of the estates; (b) the substantial contribution of the releasees since the Petition Date; (c) the essential nature of Sections 12.4 to 12.8 to the approval of the Plan; (d) that a substantial majority of the creditors support the Plan; and (e) that the Plan provides for payment of all or substantially all of the valid claims of the classes affected by Sections 12.4 to 12.8. See In re Zenith Electronics Corp., 241 B.R. 92, 110 (Bankr. D. Del. 1999) (considering similar factors to determine if release of a third party should be allowed as part of a plan).

          3.    In approving the settlements, compromises, waivers, discharges and injunctions of and from such potential claims, as described above, the Court has also considered: (a) the balance of the likelihood of success of claims asserted by the Debtors or other claimants against the likelihood of success of the defenses or counterclaims possessed by the Debtors, other claimants or other potential defendants; (b) the complexity, cost and delay of litigation that would result in the absence of these settlements, compromises, releases, waivers, discharges and injunctions; (c) the acceptance of the Plan by an overwhelming majority of the holders of Claims, as set forth in the Voting Affidavit; and (d) that the Plan, which gives effect to the settlements, compromises, releases, waivers, discharges and injunctions, is the product of extensive arms' length negotiations among the Debtors, the Creditors' Committee and other parties in interest. See Protective Comm. Stockholders of TMT Trailer Ferry Inc. v. Anderson, 390 U.S. 414, 424 (1968) (citing factors such as those set forth above to be evaluated by courts in determining whether a settlement as a whole is fair and equitable); accord Myers v. Martin (In re Martin), 91 F.3d 389, 394 (3d Cir. 1996) (setting forth similar factors to be considered in evaluating the reasonableness of a settlement).

  F.
  AGREEMENTS AND OTHER DOCUMENTS.

        The Debtors have disclosed all material facts relating to the various contracts, instruments, releases, indentures and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended by them in connection with the Plan (collectively, "Plan Documents"). Pursuant to section 303 of the General Corporation Law of the State of Delaware and any comparable provision of the business corporation laws of any other state (collectively, the "State Reorganization Effectuation Statutes"), as applicable, no action of the Plan Administrator will be required to authorize the Debtors to enter into, execute and deliver, adopt or amend, as the case may be, the Plan Documents, and following the Effective Date, each of the Plan Documents will be a legal, valid and binding obligation of the Debtors, enforceable against the Debtors in accordance with the respective terms thereof.

  G.
  ASSUMPTIONS, ASSUMPTIONS AND ASSIGNMENTS AND REJECTIONS OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

        Each pre- or post-confirmation assumption, assumption and assignment or rejection of an executory contract or unexpired lease pursuant to Article VI of the Plan, including any pre- or post-confirmation assumption, assumption and assignment or rejection effectuated as a result of any amendment to Article VI to the Plan shall be legal, valid and binding upon the applicable Debtor and all nondebtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption, assumption and assignment or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

III.  ORDER

        ACCORDINGLY, THE COURT HEREBY ORDERS THAT:

  A.    CONFIRMATION OF THE PLAN.

        The Plan is confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. All of the Objections and other responses to, and statements and comments regarding, the Plan, other than those withdrawn with prejudice in their entirety prior to, or on the record at, the Confirmation Hearing are either resolved on the terms set forth herein or overruled.

  B.    EFFECTS OF CONFIRMATION.

    1.
    Binding Nature of Plan Terms.

            Notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan and this Confirmation Order are deemed binding upon the Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are Impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to executory contracts and unexpired leases with any of the Debtors and any and all entities who are parties to or are subject to the settlements, compromises, releases, waivers, discharges and injunctions described in Section II.F above and the respective heirs, executors, administrators, successors or assigns, if any, of any of the foregoing.

  2.
  Continued Corporate Existence.

          From and after the Confirmation Date, GST shall continue in existence (and shall generally consult with the Creditors' Committee or Reconstituted Committee and as specifically provided for in the Plan) for the purpose of (a) winding up its affairs as expeditiously as reasonably possible, (b) liquidating, by conversion to Cash or other methods, any remaining assets of the Estate, as expeditiously as possible, (c) enforcing and prosecuting claims, interests, rights and privileges of GST, (d) reconciling Claims and resolving Disputed Claims, (e) administering the Plan, (f) filing appropriate tax returns and (g) taking such other action as may be necessary or appropriate to effectuate the Plan. GST shall have absolute discretion to pursue or not to pursue any and all claims, rights, or causes of action that it retains pursuant to the Plan, as it determines in the exercise of its business judgment and in consultation with the Creditors' Committee or Reconstituted Committee as provided herein, and shall have no liability for the outcome of its decision. GST may incur and pay any reasonable and necessary expenses in performing the foregoing functions.

  3.
  No Revesting of Assets.

          The property of the Debtors' Estates shall not be revested in the Debtors on or following the Confirmation Date or the Effective Date but shall remain property of the Estate(s) and continue to be subject to the jurisdiction of the Court following confirmation of the Plan until distributed to holders of Allowed Claims or liquidated with the proceeds being contributed to Available Cash, in accordance with the provisions of the Plan and this Confirmation Order.

  4.
  Cancellation of Certain Instruments and Documentation.

          On the Effective Date, the liens relating to the Secured Indentures shall be deemed cancelled. The 10 1/2% Secured Notes, 13 1/4% Secured Notes, and 13  % Senior Discount Notes shall continue in effect for the sole purposes of allowing the Indenture Trustees to make distributions under the Plan. Any actions taken by the Indenture Trustees that are not for the purposes authorized in the Plan shall be null and void. Except as otherwise provided in the Plan, on the Effective Date, the 10 1/2% Secured Notes, 12 3/4% Senior Subordinated Accrual Notes, 13 1/4% Secured Notes, 13  % Subordinated Convertible Notes and 13  % Senior Discount Notes shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order, or rule and the obligations of the Debtors under the 10 1/2% Secured Notes Indenture, 12 3/4% Senior Subordinated Accrual Notes Indenture, 13 1/4% Secured Notes Indenture, 13  % Subordinated Convertible Notes Indenture and 13  % Senior Discount Notes Indenture shall cease. The Indenture Trustees' obligations under the 10 1/2% Secured Notes Indenture, 12 3/4% Senior Subordinated Accrual Notes Indenture, 13 1/4% Secured Notes Indenture, 13  % Subordinated Convertible Notes Indenture and 13  % Senior Discount Notes Indenture shall cease when no further obligations of the Indenture Trustees with respect to the 10 1/2% Secured Notes Indenture, 12 3/4% Senior Subordinated Accrual Notes Indenture, 13 1/4% Secured Notes Indenture, 13  % Subordinated Convertible Notes Indenture and 13  % Senior Discount Notes Indenture under the Plan remain.

  5.
  The Plan Administrator.

          a.    The appointment of Bruce D. Becker as Plan Administrator, as set forth in Section 7.4 the Plan, as of and immediately following the Confirmation Date, is approved.

          b.    The Plan Administrator may not be involuntarily terminated other than for cause prior to the 180th day following the Effective Date, and then only with prior Court approval after notice and a hearing. The Plan Administrator shall be appointed the sole director, president and chief executive officer of GST and shall perform the duties set forth in the Plan through the earlier of: the date GST is dissolved in accordance with Section 7.11 of the Plan and the date the Plan

  Administrator resigns, is unable to serve, or is terminated for cause, provided, however, that, in the event that the Plan Administrator resigns, is unable to serve, or is terminated for cause prior to the date GST is dissolved in accordance with Section 7.11 of the Plan, then an individual to be named by GST and the Reconstituted Committee shall, by operation of the Plan and without need for further Court order or corporate action, be appointed the Plan Administrator, sole director, president and chief executive officer of GST subject to the foregoing provisions.

  6.
  Approval of Executory Contract and Unexpired Lease Provisions and Related Procedures.

          a.    Except as otherwise modified herein, the executory contract and unexpired lease provisions of Article VI of the Plan are specifically approved. Except as set forth in Section III.F hereof, as of the Effective Date, the Debtors shall assume or assume and assign, as applicable, pursuant to Bankruptcy Code section 365, each of the executory contracts and unexpired leases of the Debtors that are identified in Amended Exhibit E to the Disclosure Statement that have not expired under their own terms prior to the Effective Date.

          b.    Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), in either of the following ways: (a) by payment of the amount, if any, set forth in Amended Exhibit E to the Disclosure Statement, in Cash and in full on the Effective Date; or (b) by payment of the amount, if any, set forth in Amended Exhibit E to the Disclosure Statement, on such other terms as may be agreed to by the Debtors and the non-Debtor parties to such executory contract or unexpired lease. In the event of a dispute regarding (i) the amount or timing of any cure payments, (ii) the ability of the Debtors, the Plan Administrator, or an assignee thereof to provide adequate assurance of future performance under the contract or lease to be assumed or assumed and assigned, as applicable, or (iii) any other matter pertaining to assumption or assumption and assignment of the contract or lease to be assumed, GST shall pay all required cure amounts promptly following the entry of a Final Order resolving the dispute.

          c.    Except as otherwise expressly set forth herein, all objections, if any, relating to the assumption, assumption and assignment, or rejection of an executory contract or unexpired lease, including but not limited to objections as to adequate assurance of future performance and/or cure amounts, are overruled. Notice of the time fixed for filing objections to such assumption, assumption and assignment, or rejection was adequate, pursuant to the terms of the Disclosure Statement Order and in accordance with the precepts of due process.

          d.    Failure to assert arrearages, damages or objections in the manner described in the Disclosure Statement Order shall constitute consent to the proposed assumption, revestment, cure or assignment on the terms and conditions provided herein, including an acknowledgement that the proposed assumption and/or assignment provides adequate assurance of future performance and that the amount identified for "cure" in the Disclosure Statement or any Exhibit thereto is the amount necessary to cover any and all outstanding defaults under the executory contract or unexpired lease to be assumed, as well as an acknowledgement and agreement that no other defaults exist under such contract or lease.

          e.    Except for those executory contracts and unexpired leases (i) that are assumed pursuant to the Plan, (ii) that are the subject of previous orders of the Court providing for their assumption or rejection pursuant to Bankruptcy Code section 365, irrespective of whether such assumption or rejection has yet to occur on the Effective Date,(4) or (iii) that are the subject of a pending motion before the Court with respect to the assumption or assumption and assignment of such executory contracts and unexpired leases as of the Effective Date, all executory contracts and unexpired leases of the Debtors shall be rejected pursuant to section 365 of Bankruptcy Code. For the purposes of the Plan, as of the Effective Date, any and all customer agreements that have not been previously terminated, that have not been previously ordered assigned to a third party by order of the Court, irrespective of whether such assumption or rejection has yet to occur on the Effective Date, or that are not the subject of a pending motion before the Court with respect to the same, shall be terminated and, to the extent applicable, shall be deemed rejected pursuant to Bankruptcy Code section 365.

(4)
Including, but not limited to, the (i) Order Authorizing Procedure for Rejection of Remaining Hawaii Executory Contracts and Unexpired Leases entered by the Court on September 21, 2001 and (ii) Order Under 11 U.S.C. §§ 105, 363, 365 and 1146(c) and Fed. R. Bankr. P. 6004 and 6006 (A) Approving Bidding Procedures and Purchase Agreement With TM Communications Hawaii LLC (B) Authorizing Sale of Assets and Assumption and Assignment of Assumed Contracts Free and Clear of Liens, Claims, Encumbrances and Interests and Exempt From Any Stamp, Transfer, Recording or Similar Tax, (C) Authorizing the Retention of TM Communications Hawaii LLC Pursuant to the Terms of the Management Services Agreement, (D) Authorizing Assumption and Assignment of Certain Executory Contract and Unexpired Leases and Fixing Cure Amounts with Respect Thereto, (E) Authorizing Treatment of Excluded Contracts and (E) Granting Related Relief entered by the Court on March 22, 2001.

7.
Distributions and Distribution Record Date.

          a.    The distribution provisions of Article X of the Plan, shall be, and hereby are, specifically approved.

          b.    The Distribution Record Date shall be the Confirmation Date.

          c.    The Plan Administrator shall have no obligation to recognize the transfer of or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein and in the Plan to recognize and make distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

          d.    As of the close of business on the Distribution Record Date, the respective transfer registers for the 10 1/2% Secured Notes, 12 3/4% Senior Subordinated Accrual Notes, 13 1/4% Secured Notes, 13  % Subordinated Convertible Notes and 13  % Senior Discount Notes (the "Notes"), as maintained by the Debtors or the Indenture Trustees, shall be closed. The applicable Indenture Trustee shall have no obligation to recognize the transfer or sale of any Note Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make distributions only to those holders of Note Claims who are holders of such Claims as of the close of business on the Distribution Record Date.

          e.    Except as otherwise provided in a Final Order of the Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

  C.    CLAIMS, BAR DATES AND OTHER CLAIMS MATTERS.

  1.
  Bar Dates for Administrative Claims Other Than Tax Claims.

          Other than with respect to (i) Administrative Claims for which the Court previously has established a Bar Date, and (ii) Tax Claims addressed in Section 2.6.2 of the Plan, requests for payment or proofs of Administrative Claims, including Claims of all professional or other entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b), or 1103 for services rendered on or before the Effective Date (including any compensation requested by any professional or any other entity for making a substantial contribution in the Chapter 11 Cases), must be Filed and served on the Plan Administrator and its counsel no later than the first Business Day that is at least sixty (60) days following the Effective Date (the "Administrative Claims Bar Date"). Objections to any such Administrative Claims must be Filed and served on the claimant no later than thirty (30) days after the Administrative Claims Bar Date. GST shall use reasonable efforts to promptly and diligently pursue resolution of any and all disputed Administrative Claims.

          Holders of Administrative Claims, including all professional or other entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) or 1103 for services rendered on or before the Effective Date (including any compensation requested by any professional or any other entity for making a substantial contribution in the Chapter 11 Cases), that are required to File a request for payment of such Claims and that do not File such requests on or before the Administrative Claims Bar Date shall be forever barred from asserting such Claims against any of the Debtors, their Estates, the Plan Administrator, any other Person or Entity, or any of their respective property.

  2.
  Bar Dates for Tax Claims.

          All requests for payment of Claims by a governmental unit for Taxes (and for interest and/or penalties or other amounts related to such Taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no Bar Date has otherwise been previously established, must be Filed on or before the later of: (a) sixty (60) days following the Effective Date; or (b) ninety (90) days following the filing of the tax return for such Taxes for such tax year or period with the applicable governmental unit. Any holder of a Claim for Taxes that is required to File a request for payment of such Taxes and other amounts due related to such Taxes and which does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Claim against any of the Debtors, the Estates, the Plan Administrator, Creditor Releasees, or their respective Assets, whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date, and shall receive no distribution under the Plan or otherwise on account of such Claim. Objections to any Claims for Taxes must be filed on or before the later of (a) ninety (90) days after the Effective Date or (b) thirty (30) days after such Claims for Taxes are filed.

  3.
  Bar Date for Rejection Damages Claims and Related Procedures.

          If the rejection of an executory contract or unexpired lease pursuant to Section 6.5 of the Plan gives rise to a Claim by the other party or parties to the executory contract or unexpired lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, their Estates, the Plan Administrator, or any of their respective properties and shall receive no distribution under the Plan or otherwise on account of such Claim unless a proof of Claim is filed within thirty (30) days after (a) mailing of notice of the entry of the Confirmation Order, or (b) if the executory contract or unexpired lease is not rejected on or prior to the Effective Date, mailing of the notice of the Debtors' rejection of such contract or lease. Objections to any Claims for rejection damages shall be filed on or before the later of (a) sixty (60) days after the Effective Date or (b) thirty (30) days after such Claims for rejection damages are filed.

  4.
  Bar Dates for Objections to Claims.

          Except as otherwise set forth herein, unless otherwise ordered by the Court after notice and a hearing, all objections to Claims shall be filed and served on the holders of such Claims on or before 60 days after the Effective Date.

  D.    ACTIONS IN FURTHERANCE OF THE PLAN.

        The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of the Plan Administrator to take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby. In addition to the authority to execute and deliver, adopt or amend, as the case may be, the contracts, instruments, releases and other agreements specifically granted in this Confirmation Order, the Plan Administrator is authorized and empowered, without further action in the Court, to take any and all such actions as it may determine are necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order or the transactions contemplated thereby or hereby. Pursuant to section 1142 of the Bankruptcy Code and the State Reorganization Effectuation Statutes, no action of the Plan Administrator shall be required for any Debtor to enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Plan and, following the Effective Date, each of such contracts, instruments, releases and other agreements shall be a legal, valid and binding obligation of the applicable Debtor, enforceable against such Debtor in accordance with its terms subject only to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and to general equitable principles. The Plan Administrator is authorized to execute, deliver, file or record such contracts, instruments, financing statements, releases mortgages, deeds, assignments, leases, applications, registration statements, reports or other agreements or documents and take such other actions as it may determine are necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, this Confirmation Order and the transactions contemplated thereby or hereby, all without further application to or order of the Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, the Disclosure Statement Order, this Confirmation Order or the exhibits to any of the foregoing. The signature of the Plan Administrator or his designee on a document executed in accordance with this Section III.E shall be conclusive evidence of the Plan Administrator's determination that such document and any related actions are necessary and appropriate to effectuate and/or further evidence the terms and conditions of the Plan, this Confirmation Order or the transactions contemplated thereby or hereby. The Plan Administrator or his designee is authorized to certify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders or directors of any of the Debtors, this Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors and stockholders of the appropriate Debtor.

  E.    RELEASES AND INDEMNIFICATION.

        The releases, exculpations, and limitations of liability contained in Article XII of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date of the Plan without further act or order.

  F.    RESOLUTION OF CERTAIN INFORMAL OBJECTIONS TO CONFIRMATION.

        Certain informal Objections to Confirmation are hereby resolved on the terms and subject to the conditions set forth below. The compromises and settlements contemplated by each resolution to an informal Objection are fair, equitable and reasonable, are in the best interests of the Debtors, their respective Estates and creditors and are expressly approved pursuant to Bankruptcy Rule 9019.

          1.    Nothing set forth in this Confirmation Order or in the Plan shall be deemed to affect the Debtors' or Time Warner Telecom Inc.'s rights pursuant to their escrow agreements (GST-EST-0064, GST-EST-0065, GST-EST-0066, GST-EST-0067, GST-EST-0068, GST-EST-0069, GST-EST-0070, and GST-EST-0071) set forth in Amended Exhibit E to the Disclosure Statement, which shall survive Confirmation and shall remain in full force and effect.

          2.    Nothing set forth in this Confirmation Order or in the Plan shall be deemed to affect the relationship of the Debtors and Billing Concepts, Inc. pursuant to their Settlement Agreement (GST-EST-0059) set forth in Amended Exhibit E to the Disclosure Statement, which agreement shall survive Confirmation and shall remain in full force and effect.

          3.    The Debtors and the United States of America, Department of the Navy (the "U.S. Navy") agree that the three agreements entered into between these parties, and set forth in Amended Exhibit E to the Disclosure Statement (the "Naval Agreements"),(5) are not executory contracts, and therefore the Naval Agreements are hereby removed from Amended Exhibit E to the Disclosure Statement. Nothing in this Confirmation Order or the Plan, however, affects the Debtors' or the U.S. Navy's rights under the Naval Agreements, all of which shall survive Confirmation.

(5)
The Naval Agreements are referred to in Exhibit E to the Disclosure Statement as the Bill of Sale (GLC-60874), the Exclusive Easement (GLC-80090), and the Non-Exclusive Easement (GLC-80110).

G.
EXCULPATION, INJUNCTION AND CONSOLIDATION OF UNSECURED CLAIMS.

1.
Exculpation.

            a.    Except as otherwise specifically provided in the Plan or in this Confirmation Order, neither any of the Debtors' present members, officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents nor the Creditors' Committee (solely with respect to its conduct as a committee and not with respect to the actions of its members as individual creditors), nor any of such Creditors' Committee's present members (solely with respect to each member's conduct in furtherance of its, his, or her duties or activities as a member of the Creditors' Committee, and not with respect to the actions of such members as individual creditors), officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents or any of such parties' successors and assigns, shall have or incur, and all are hereby released from, any Claim, obligation, cause of action or liability to one another or to any holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents, or Affiliates, or any of their successors or assigns, for any act or omission occurring after the Petition Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

            b.    Except as otherwise specifically provided in the Plan or in this Confirmation Order, neither the Debtors nor any of the Debtors' successors and assigns, shall have or incur, and are hereby released from, any Claim, obligation, cause of action or liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, shareholders, members and/or enrollees, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

          2.    Injunctions.

            a.    Except as otherwise specifically provided in the Plan or in this Confirmation Order, all Persons who have held, hold or may hold claims, rights, causes of action, liabilities or any equity interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, other than as expressly provided in the Plan or in this Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such Person has voted to accept the Plan and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from (i) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against the Debtors or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against the Debtors, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (iii) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against the Debtors or any assets of the Debtors which they possessed or may possess prior to the Effective Date, and (iv) asserting any Claims that are released hereby.

            b.    Except as otherwise specifically provided in the Plan or in this Confirmation Order, all Persons who have voted to accept the Plan and who have held, hold or may hold claims, rights, causes of action, liabilities or any equity interests based upon any act or omission, transaction or other activity of any kind or nature that occurred between the Petition Date and the Effective Date, other than as expressly provided in the Plan or in this Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest, and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against the Creditor Releasees which they possessed or may possess between the Petition Date and the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against the Creditor Releasees which they possessed or may possess between the Petition Date and the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against the Creditor Releasees which they possessed or may possess between the Petition Date and the Effective Date, and (d) asserting any Claims that are released hereby.

            c.    The transfer of the assets and properties to the Purchasers, including Time Warner Telecom Inc., as part of the Asset Sales constituted a sale in contemplation of the Plan. Accordingly, the sale of such assets and properties to the Purchasers, including Time Warner Telecom Inc., is a transfer made pursuant to section 1146(c) of the Bankruptcy Code. Pursuant to section 1146 of the Bankruptcy Code, the Asset Sales and the assets and properties acquired in connection therewith may not be taxed under any law imposing a stamp or similar tax. Accordingly, all Persons who have held, hold or may hold claims, rights or causes of action for stamp or similar taxes, regardless of whether such Person has voted to accept the Plan, and any successors, assigns or representatives of the foregoing, shall be precluded and permanently enjoined on and after the Effective Date from (i) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any stamp or similar tax against the Debtors, the Purchasers (including Time Warner Telecom Inc.), or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or other with respect to any stamp or similar tax against the Debtors, the Purchasers (including Time Warner Telecom Inc.), or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales, (iii) creating, perfecting or enforcing any encumbrance of any kind with respect to any or any assets or properties of the Debtors which the Purchasers, including Time Warner Telecom Inc., acquired pursuant to the Asset Sales and (iv) asserting any Claims for stamp or similar taxes that are held unenforceable hereby.

            d.    Irrespective of whether such Secured Indenture Claims are paid pursuant to the Plan or a Final Order granting the relief sought in the Secured Notes Collateral Value Motion, on the Effective Date, all Persons holding Secured Indenture Claims shall be precluded and permanently enjoined from (i) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, (iii) creating, perfecting or enforcing any encumbrance of any kind with respect to any Secured Indenture Claim against the Debtors, the Creditor Releasees, or any assets of the Debtors which they possessed or may possess prior to the Effective Date, and (iv) asserting any Secured Indenture Claims that are paid in accordance with such Final Order or the Plan.

            e.    Each Person who voted in favor of the Plan shall be deemed to have specifically consented to the releases and injunctions set forth in the Plan and in this Confirmation Order.

    3.
    Substantive Consolidation of Unsecured Claims against Affiliate Debtors.

            a.    The Plan is premised on the substantive consolidation all of the Affiliate Debtors only with respect to the treatment of the Deficiency Claims in Class 3 and the Unsecured Claims in Classes 4B and 4C, as provided below. The Plan does not contemplate substantive consolidation of the Debtors with respect to the other Claims against or Interests in the Debtors, which shall be deemed to apply separately with respect to each Plan proposed by each Debtor. The Court hereby orders the substantive consolidation of the Affiliate Debtors only with respect to the Unsecured Claims in Classes 4B and 4C, and the Deficiency Claims in Class 3.

            b.    On the Effective Date, (i) all Class 6 Intercompany Claims will be eliminated, (ii) after giving effect to the transfers set forth in the Plan to the holders of DIP Facility Claims, Administrative Claims, Professional Claims, Allowed Priority Tax Claims, Class 1 Claims, Class 2 Claims and the distributions on account of the Allowed Secured Claims under Secured Indentures provided in Class 3 (and as applicable, funding the Dissenting Noteholders Escrow), all assets and liabilities of the Affiliate Debtors will be merged or treated as though they were merged, (iii) all guarantees of the Affiliate Debtors of the obligations of any other Affiliate Debtor and any joint or several liability of any of the Affiliate Debtors shall be eliminated, and (iv) each and every Unsecured Claim against any Affiliate Debtor shall be deemed filed against the consolidated Affiliate Debtors and all Unsecured Claims filed against more than one Affiliate Debtor for the same liability shall be deemed one Claim against and obligation of the consolidated Affiliate Debtors.

  H.    SUBSTANTIAL CONSUMMATION.

        The substantial consummation of the Plan, within the meaning of section 1127 of the Bankruptcy Code, is deemed to occur on the first date distributions are made in accordance with the terms of the Plan to holders of any Allowed Claims.

  I.    RETENTION OF JURISDICTION.

        Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

          1.    Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims, Interests and Administrative Claims;

          2.    Hear and determine any and all causes of action against any Person and rights of the Debtors that arose before or after the Petition Date, including but not limited to the rights and powers of a trustee and debtor-in-possession, against any Person whatsoever, including but not limited to all avoidance powers granted to the Debtors under the Bankruptcy Code and all causes of action and remedies granted pursuant to sections 502, 506, 510, 541, 542, 543, 544, 545, 547 through 551 and 553 of the Bankruptcy Code;

          3.    Grant or deny any applications for allowance of compensation for professionals authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

          4.    Resolve any matters relating to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any of the Debtors may be liable, including without limitation the determination of whether such contract is executory for the purposes of section 365 of the Bankruptcy Code, and hear, determine and, if necessary, liquidate any Claims arising therefrom;

          5.    Enter orders approving the Debtors' post-Confirmation sale or other disposition of Assets under section 363 of the Bankruptcy Code;

          6.    Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

          7.    Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving any Debtor that may be pending in the Chapter 11 Cases on the Effective Date;

          8.    Hear and determine matters concerning state, local or federal taxes in accordance with sections 346, 505 or 1146 of the Bankruptcy Code;

          9.    Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and this Confirmation Order;

          10.  Hear and determine any matters concerning the enforcement of the provisions of Article 12 of the Plan and any other releases or injunctions contemplated by the Plan;

          11.  Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or this Confirmation Order;

          12.  Permit the Debtors, to the extent authorized pursuant to section 1127 of the Bankruptcy Code, to modify the Plan or any agreement or document created in connection with the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan or any agreement or document created in connection with the Plan;

          13.  Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or this Confirmation Order;

          14.  Enforce any injunctions entered in connection with or relating to the Plan or this Confirmation Order;

          15.  Enter and enforce such orders as are necessary or appropriate if this Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

          16.  Determine any other matters that may arise in connection with or relating to the Plan or any agreement or this Confirmation Order;

          17.  Enter any orders in aid of prior orders of the Court including, but not limited to any orders with respect to outstanding items under the previous sale orders entered by the Bankruptcy Court or escrow items related thereto;

          18.  Hear and determine any request of the Reconstituted Committee for authority and approval to take any actions or enforce any remedies provided to the Reconstituted Committee pursuant to any provision of the Plan; and

          19.  Enter an order concluding the Chapter 11 Cases.

  J.    SETOFF RIGHTS OF UNITED STATES OF AMERICA

        Nothing set forth in this Confirmation Order or in the Plan shall affect the rights of the United States of America to assert setoff rights under section 553 of the Bankruptcy Code.

  K.    REQUEST FOR AID OF FOREIGN COURT.

        The Court requests the aid and assistance of the Ontario Superior Court of Justice, and such other foreign courts as necessary to recognize, implement and enforce this Confirmation Order and the Plan in accordance with their terms.

  L.    NOTICE OF ENTRY OF CONFIRMATION ORDER

          1.    Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), the Debtors are directed to serve a notice of the entry of this Confirmation Order and the establishment of bar dates for certain Claims hereunder, substantially in the form of Exhibit B attached hereto and incorporated herein by reference (the "Confirmation Notice"), on all parties that received notice of the Confirmation Hearing, no later than 15 Business Days after the Confirmation Date.

          2.    The Debtors are directed to publish the Confirmation Notice once in the national editions of The Globe and Mail, The Wall Street Journal and The New York Times no later than 15 Business Days after the Confirmation Date.

Dated: Wilmington, Delaware
            April            , 2002

UNITED STATES DISTRICT JUDGE

EXHIBIT A

Plan and Modifications

EXHIBIT B

Confirmation Notice

QuickLinks

  Exhibit 2.1
IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE
FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING FIRST AMENDED JOINT PLAN OF LIQUIDATION OF GST TELECOM INC., ET AL ., AS MODIFIED
INTRODUCTION
EXHIBIT A Plan and Modifications
EXHIBIT B Confirmation Notice